Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	Chief Financial Officer	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

MERITAGE HOMES CORPORATION

REPORTS ALL-TIME EARNINGS RECORDS

ALL-TIME QUARTERLY RECORDS

•              140% INCREASE IN NET EARNINGS OVER 2ND QTR 2004 TO $59.2 MILLION

•              130% RISE IN DILUTED EPS OVER 2ND QTR 2004 TO $2.05

•              44% ADVANCE IN VALUE OF SALES ORDERS OVER 2ND QTR 2004 TO $1.0 BILLION

Scottsdale, Arizona and Dallas (July 27, 2005) – Meritage Homes Corporation (NYSE: MTH) today announced all-time quarterly records for net earnings, diluted earnings per share and the dollar value of sales orders.

SUMMARY OPERATING RESULTS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005 *	2004	% Change
Home closing revenue	$651,783	$431,275	51%	$1,202,730	$854,777	41%
Net earnings	$59,239	$24,637	140%	$83,435	$51,556	62%
Diluted EPS	$2.05	$0.89	130%	$2.92	$1.84	59%

*       Includes a first quarter bond refinancing charge related to repurchasing $276.8 million of our 9.75% senior notes due 2011.  The funds to repurchase these bonds came from our new $350.0 million 6.25% senior notes due 2015.  This bond refinancing charge reduced pre-tax earnings by $31.3 million, reduced net earnings by $19.5 million and reduced diluted EPS by $0.69.

“Meritage’s exceptional performance during the second quarter of 2005 reflects the successful execution of our growth strategy.  It supports our belief that among the country’s largest public builders, we have a unique potential for growth,” said Steven J. Hilton, Meritage Co-Chairman and CEO.  “We are now operating coast-to-coast in many of America’s most robust housing markets and believe we still have room for growth within our existing markets and many opportunities for expansion into untapped markets.”

The Company increased net earnings and diluted earnings per share 140% and 130%, respectively, to $59.2 million and $2.05 for the second quarter of 2005 over the prior year’s second quarter.  Home closing revenue for the quarter was up 51% to $652 million, with the number of homes closed up 29% to 2,095.  The number of homes ordered during the second quarter of 2005 rose 15% over the same period a year ago to 2,931, while the dollar value of those homes advanced 44% to $1.0 billion.  For the first half of 2005, net earnings were up 62% over the same period a year ago to $83.4 million.  Diluted earnings per share increased 59% over the first half of 2004 to $2.92 in the first half of 2005.  Home closing revenue reached $1.2 billion in the first six months of 2005, up 41% from the same period a year ago.  For the first half of 2005, Meritage took orders for 5,570 homes valued at $1.9 billion, increases of 17% and 46%, respectively.

“This quarter has indeed been outstanding for Meritage,” said John R. Landon, Meritage Co-Chairman and CEO.  “Demand for our homes continues to be very strong and our earnings growth and margin expansion are robust.  For the first time in our Company’s history we eclipsed $1.0 billion in sales orders for a quarter.  In addition, our gross margin increased 500 basis points over the second quarter of 2004 to 23.4% and pre-tax margin rose 532 basis points to 14.5%.  This margin expansion is the result of our ability to raise home prices while managing our construction costs and leveraging our SG&A expenses.”

“Second quarter home closing revenue in California and Arizona rose 84% and 68%, respectively, over the second quarter of 2004 as those housing markets continue to expand,” added Mr. Hilton.  “In Texas, where the housing market remains very competitive, we are pleased with a 15% increase in home closing revenue.  In Nevada, where our closings have been down somewhat recently due to communities closing out earlier than anticipated, new home orders rose 112% during the first half of 2005 over the first half of 2004.  We anticipate generating growth in closings in Nevada during the second half of 2005.”

“We are also very excited to report that during the second quarter we took orders for our first homes in our recently established start-up operations in Denver and Orlando,” said Mr. Landon.  “In addition, order demand in our Fort Myers/Naples, Florida division has exceeded our expectations thus far.  We anticipate that we will deliver our first homes in Orlando and Denver in the fourth quarter of this year.”

The Company’s balance sheet shows a net debt-to-capital ratio* of 43% at June 30, 2005, compared to 50% at June 30, 2004.  For the second quarter of 2005, EBITDA* increased 117% over the second quarter of 2004 to $108.6 million.  For the twelve months ending June 30, 2005, EBITDA rose 53%, resulting in an interest coverage ratio* of 7.9 times as compared to 6.7 times for the comparable period a year earlier.  For the twelve months preceding June 30, 2005, our debt to EBITDA ratio* was 1.7 times, an improvement from 2.2 times a year ago.  At June 30, 2005, the Company had $38 million outstanding on its bank credit facility and $301 million available to borrow after considering the facility’s most restrictive debt covenants.  (*A definition and discussion of Meritage’s use of non-GAAP measures  are included with the summary financial information at the end of this release).

“In order to support our future growth, we increased our actively selling community count to 163 at June 30, 2005, a rise of 19% over June 30, 2004 and 17% higher than at the end of 2004,” continued Mr. Landon.  “At the end of the second quarter 2005, we had approximately 50,200 lots under control, of which 90% were controlled through option contracts.  This level of lot supply represents about a 5.5 year supply based on our anticipated 2005 closings and is 41% higher than a year ago at this time.  Much of this increase was the result of adding lots in our newer markets, particularly in Florida, to drive their rapid growth,” added Mr. Landon.  “Our strong earnings growth thus far this year has also yielded stronger returns for our shareholders.  For the four quarters ended June 30, 2005, our after-tax return on average equity was 31.1%, up from 26.9% a year ago, and our after-tax return on average assets was 12.8%, up from 11.0% for the same period a year earlier.”

“We are very encouraged by our results during the first half of 2005 and are excited about the growth in our existing markets, as well as the new markets we’ve entered recently,” added Mr. Hilton.  “As a result of our excellent order activity during the first half of 2005, order backlog at June 30, 2005 reached $2.1 billion, up 83% over $1.2 billion at June 30, 2004, providing strong earnings visibility for the balance of the year.  Accordingly, we are raising our full year 2005 diluted EPS guidance by approximately 25% from a range of $6.15 to $6.40** to a range of $7.75 to $8.00**, on our previously announced revenue guidance of $2.9 to $3.0 billion.  This level of diluted EPS also represents an increase of 54% to 59% over the full year 2004.  We also anticipate our third quarter 2005 diluted EPS to approximate $2.20 to $2.30, an increase of 69% to 76% over the prior year’s third quarter,” concluded Mr. Hilton.  (**These amounts include the impact of the first quarter bond refinancing charge of $0.69).

Meritage will hold its second quarter earnings call on Thursday, July 28, 2005, at 10 a.m. EST.  To participate in the call, please dial in at least five minutes before the start time.  The domestic dial-in number for the call is 800-291-3314, and the international dial-in number is 706-634-0844.  The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com and through CCBN for two weeks at www.fulldisclosure.com.  A replay of the call will be available from 11 a.m. EST July 28, 2005, through midnight August 4, 2005.  The domestic replay telephone number is 800-642-1687, and the international replay telephone number is 706-645-9291 (passcode 7630526).

About Meritage Homes Corporation

Meritage Homes Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH.  The Company appears on Forbes’ “Platinum 400” list as number one in terms of five-year annualized total return, and is included in the S&P SmallCap 600 Index.  Fortune magazine recently ranked Meritage 747th in its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004.  Additionally, Meritage is ranked as one of Fortune’s Fastest Growing Companies in America, its fourth appearance on this list in six years.  The Company has built approximately 39,000 homes, ranging from entry-level to semi-custom luxury.  Meritage operates in fast-growing states of the Southern and Western U.S., including six of the top 10 single-family housing markets in the country.  For more information about the Company, please visit the Meritage website located at www.meritagehomes.com.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING RESULTS

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating Results
Home closing revenue	$651,783	$431,275	$1,202,730	$854,777
Land closing revenue	1,788	2,660	2,009	2,660
	653,571	433,935	1,204,739	857,437

Home closing gross profit	152,703	79,067	272,028	162,230
Land closing gross profit	462	929	471	929
	153,165	79,996	272,499	163,159

Commissions and other sales costs	(35,869)	(26,356)	(67,340)	(52,189)
General and administrative expenses	(25,072)	(16,794)	(47,069)	(32,850)
Other income, net	2,769	2,980	6,904	5,169
Loss on extinguishment of debt	(197)	—	(31,477)	—
Earnings before provision for income taxes	94,796	39,826	133,517	83,289
Provision for income taxes	(35,557)	(15,189)	(50,082)	(31,733)
Net earnings	$59,239	$24,637	$83,435	$51,556

Earnings per share:
Basic:
Earnings per share	$2.19	$0.94	$3.13	$1.95
Weighted average shares outstanding	27,110	26,292	26,664	26,380

Diluted:
Earnings per share	$2.05	$0.89	$2.92	$1.84
Weighted average shares outstanding	28,906	27,824	28,545	27,964

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL DISCLOSURES

(UNAUDITED)

(DOLLARS IN THOUSANDS)

	Three Months Ended June 30,		Six Months Ended June 30,		Trailing Twelve Months Ended June 30,
	2005	2004	2005	2004	2005	2004
EBITDA Reconciliation:(1)
Net earnings	$59,239	$24,637	$83,435	$51,556	$170,847	$108,877
Provision for income taxes	35,557	15,189	50,082	31,733	104,139	66,202
Interest amortized to cost of sales	9,582	7,217	17,511	13,899	35,840	27,326
Depreciation and amortization	4,270	3,017	8,024	5,764	15,492	10,554
EBITDA	$108,648	$50,060	$159,052	$102,952	$326,318	$212,959

Interest coverage ratio:(2)
EBITDA					$326,318	$212,959
Interest incurred					$41,508	$31,734
Interest coverage ratio					7.9 times	6.7 times

Debt to EBITDA ratio:(3)
Notes payable and other borrowings					$561,502	$466,935
EBITDA					$326,318	$212,959
Debt to EBITDA ratio					1.7 times	2.2 times

After-tax stockholder returns: (4)
Net earnings					$170,847	$108,877
Average assets					$1,329,804	$986,484
Average equity					$549,514	$405,299
After-tax return on assets					12.8%	11.0%
After-tax return on equity					31.1%	26.9%

Net debt-to-capital: (5)
Notes payable and other Borrowings					$561,502	$466,935
Less: cash and cash Equivalents					34,104	11,735
Net debt					$527,398	$455,200
Stockholders’ equity					688,659	447,438
Capital					$1,216,057	$902,638
Net debt-to-capital					43.4%	50.4%

(1)   EBITDA represents net earnings before interest amortized to cost of sales, income taxes, depreciation and amortization.  EBITDA is a non-GAAP financial measure.  A non-GAAP financial measure is a numerical historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States.  We have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe is a financial measure widely used by investors and analysts in the homebuilding industry.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies.  EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

(2)   Interest coverage ratio is calculated as the trailing four quarters EBITDA divided by the trailing four quarters interest incurred.

(3)   Debt to EBITDA ratio is calculated as notes payable and other borrowings divided by the trailing four quarters EBITDA.

(4)   After-tax return on assets and equity are calculated as the trailing four quarters net earnings divided by the trailing four quarters average assets and equity, respectively.

(5)   Net debt-to-capital is calculated as notes payable and other borrowings less cash divided by notes payable and other borrowings.

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

BALANCE SHEET DATA

(UNAUDITED)

(DOLLARS IN THOUSANDS)

	June 30, 2005	December 31, 2004
Total assets	$1,603,197	$1,265,394
Real estate	1,184,206	867,218
Cash and cash equivalents	34,104	47,876
Consolidated real estate not owned	6,272	18,344
Total liabilities and minority interests	914,538	742,839
Notes and loans payable	561,502	471,415
Liabilities related to real estate not owned	5,429	14,780
Stockholders’ equity	688,659	522,555

MERITAGE HOMES CORPORATION AND SUBSIDIARIES

OPERATING DATA

(UNAUDITED)

(DOLLARS IN THOUSANDS)

	For The				As Of And For The
	Three Months Ended June 30				Six Months Ended June 30
	2005		2004		2005		2004
	Homes	$	Homes	$	Homes	$	Homes	$
Homes Ordered:
Texas	1,067	243,490	1,022	220,056	2,040	456,091	1,969	419,913
Arizona	973	313,146	1,056	262,004	1,898	585,995	1,863	470,392
California	563	320,027	387	185,725	1,037	608,233	752	345,556
Nevada	221	80,788	91	32,357	350	127,644	165	56,280
Florida	99	45,138	—	—	237	105,972	—	—
Colorado	8	3,022	—	—	8	3,022	—	—
Total	2,931	1,005,611	2,556	700,142	5,570	1,886,957	4,749	1,292,141

Homes Closed:
Texas	856	184,229	741	160,377	1,573	340,184	1,471	317,649
Arizona	745	194,108	473	115,535	1,344	348,063	854	213,467
California	379	228,412	294	123,840	724	422,899	601	254,710
Nevada	66	25,493	112	31,523	154	56,682	263	68,951
Florida	49	19,541	—	—	87	34,902	—	—
Total	2,095	651,783	1,620	431,275	3,882	1,202,730	3,189	854,777

Order Backlog:
Texas					1,952	428,997	1,617	343,683
Arizona					2,545	775,319	1,841	495,284
California					1,008	576,605	631	289,175
Nevada					433	150,165	126	40,967
Florida *					517	200,916	—	—
Colorado					8	3,022	—	—
Total					6,463	2,135,024	4,215	1,169,109

*       The number and dollar value of homes closed and order backlog include the effect of the Colonial Homes of Florida acquisition, which closed in February 2005.

	2nd Qtr 2005		2nd Qtr 2004
	Beg.	End	Beg.	End
Active
Communities:
Texas	90	98	81	87
Arizona	25	30	31	30
California	19	22	16	17
Nevada	7	6	1	3
Florida	6	6	n/a	n/a
Colorado	n/a	1	n/a	n/a
Total	147	163	129	137

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements concerning our perceptions about our growth potential in existing and new markets; that we will generate growth in home closing revenue in Nevada during the second half of 2005; the timing of home deliveries in Orlando and Denver; the amount of our lot supply and our estimated revenue and earnings per share in 2005.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: interest rates and changes in the availability and pricing of residential mortgages; our success in locating and negotiating favorably with possible acquisition candidates; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions, including Colonial Homes of Florida; our dependence on key personnel and the availability of satisfactory subcontractors; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our unsecured credit facility; our lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; our potential exposure to natural disasters; the impact of inflation; the impact of construction defect and home warranty claims; the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate, our ability to acquire additional land or options to acquire additional land on acceptable terms, particularly in our Greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; our level of indebtedness and our ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended March 31, 2005.  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

# # #